Exhibit 99.1

NEWS RELEASE

Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP ANNOUNCES THAT GOVERNMENT

 DROPS CRIMINAL CASE AGAINST

FORMER EATON ENGINEERS

Berwyn, PA — May 30, 2012 — Triumph Group, Inc. (NYSE:TGI) today announced that the United States District Court for the Southern District of Mississippi dismissed in their entirety the indictments of five engineers employed with the company’s subsidiary, Triumph Actuation Systems, LLC, who were former employees of Eaton Aerospace, LLC.  Those indictments had charged the engineers with trade secret misappropriation, conspiracy to misappropriate trade secrets, and mail and wire fraud.  This dismissal occurred at the request of the government and brings to a close all criminal proceedings in Mississippi.

The previously reported civil actions remain pending.  Specifically, Eaton has appealed to the Mississippi Supreme Court the December 22, 2010 dismissal of its civil case against Triumph Group, Inc., Frisby Aerospace, LLC (now named Triumph Actuation Systems, LLC), Jeffry Frisby and six engineers who were former employees of Eaton, including the five who had been under indictment before today’s dismissal.  The civil actions and counterclaims by Triumph and its subsidiaries against Eaton remain pending both in the Circuit Court of the First Judicial District of Hinds County, Mississippi and the United States District Court for the Middle District of North Carolina.

Richard C. Ill, Triumph’s Chairman and Chief Executive Officer, said, “The dismissal of the indictments against our employees is a welcome positive step not only for them, but also for our company and our customers.”

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2012.